Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated March 11, 2022, relating to the consolidated financial statements of RDE, Inc. as of December 31, 2021 and 2020, and for the years then ended (which report contains an explanatory paragraph describing conditions that raise substantial doubt about RDE, Inc.’s ability to continue as a going concern) appearing in the Annual Report on Form 1-K of RDE, Inc. for the year ended December 31, 2021. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.

Los Angeles, California

March 11, 2022